EXHIBIT 5.A


                               CMC FUND TRUST

                             CMC SMALL CAP FUND

                        INVESTMENT ADVISORY CONTRACT


          This Agreement is made the 8th day of August, 1989 between CMC FUND TRUST, an Oregon business trust (the "Fund"), and COLUMBIA MANAGEMENT CO., an Oregon corporation having its principal place of business in Portland, Oregon (the "Adviser"). The Fund has established its first Series of shares, referred to as "CMC Small Cap Fund," (the "Series") and this Agreement relates to services to be performed by the Adviser with respect to that Series.

          The parties agree as follows:

     1. Duties of Adviser. With respect to the Series, the Adviser shall regularly provide the Fund with research, advice, and supervision with respect to investment matters and shall furnish continuously an investment program, recommend what securities shall be purchased or sold and what portion of the Fund's assets shall be held invested or uninvested, subject always to the provisions of the Investment Company Act of 1940 (the "Act") and the Fund's Declaration of Trust and Bylaws, and amendments thereto, which amendments shall be furnished to the Adviser by the Fund. The Adviser shall take any steps necessary or appropriate to carry out its decisions in regard to the foregoing matters and the general conduct of the business of the Fund. The Adviser may take into consideration receipt of research and statistical information and other services rendered to the Fund in the allocation of commissions from portfolio brokerage business.

     2. Allocation of Charges and Expenses.

          (a) With respectto the Series, the Adviser shall pay or reimburse the Fund for payments made by the Fund for all executive salaries and executive expenses, office rent of the Fund, ordinary office expenses (other than the expense of clerical services relating to the administration of the Fund), and for any other expenses that, if otherwise borne by the Fund, would cause the Fund to "be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter," pursuant to Rule 12b-1 under the Act. The Adviser shall provide investment advisory, statistical and research facilities and all clerical services relating to research, statistical, and investment work with respect to the Series.
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          (b) The Adviser shall not be required to pay any expenses of the
Fund other than those enumerated in this Agreement. The Fund will assume all other costs, including the cost of its custodian, legal, auditing, and accounting expenses, disinterested directors' fees, taxes, and governmental fees, interest, brokers' commissions, transaction expenses, cost of stock certificates, and any other expenses (including clerical expenses) of issue, sale, repurchase, or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, and all expenses of preparing the Fund's registration statement and prospectus, and the cost of printing and delivering to shareholders prospectuses and reports.

     3. Compensation of the Adviser. For the services to be rendered, the facilities to be furnished, and the payments to be made by the Adviser, as provided in Sections 1 and 2 hereof, for each calendar month the Fund shall pay to the Adviser a fee computed at the annual rate of .75 percent of the daily net assets. If the asset value is not required to be determined on any particular business day, then for the purposes of this Section 3, the asset value of a share as last determined shall be deemed to be the asset value of a share as of the close of business on that day. If there is no business day in any calendar month, the fee shall be computed on the basis of the asset value of a share as last determined, multiplied by the average number of shares outstanding on the last day of the month (exclusive of shares held by the Fund, if any).

     4. Covenants of the Adviser. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any officer, director, or employee of the Adviser shall act as a principal. The Adviser covenants that it and its employees will comply with investment restrictions of the Fund's Bylaws applicable to them. If the Adviser or any of its affiliates give any advice to clients concerning the shares of the Fund, it will act solely as investment counsel for the clients and not on behalf of the Fund.

     5. Limitation on Liability of Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this agreement relates, except a loss resulting from willful malfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement.


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     6. Duration and Termination of this Agreement.

          (a) This Agreement shall remain in force for two years from the date hereof, and it may be continued from year to year thereafter if approved annually by a vote of a majority of the Fund's shareholders or by its trustees and in either case a vote of a majority of the trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

          (b) This Agreement may be terminated at any time without the payment of any penalty by vote of the trustees of the Fund, by vote of a majority of the outstanding shares of the Fund, by the Adviser, on 60 days written notice to the other party.

          (c) This Agreement shall automatically terminate if it is assigned. The Adviser shall notify the Fund of any change in the officers or directors of the Adviser within a reasonable time after the change. The terms "assignment," "vote of a majority of the outstanding voting securities", and "interested persons" shall have the meanings specified in the Act.

     7. Applicable to Specific Series. The Adviser agrees that, with respect to any obligation of the Fund under this Agreement, the Adviser shall look only to the assets of the Series to which this Agreement relates.

          IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.

                                       CMC FUND TRUST



                                       By  J. JERRY INNSKEEP, JR.
                                          --------------------------------
                                       Title:  President
                                              ----------------------------


                                       COLUMBIA MANAGEMENT CO.



                                       By  JAMES F. RIPPEY
                                          --------------------------------
                                       Title:  President
                                              ----------------------------


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